Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact

Stacey Eisen, (224) 948-5353

media@baxter.com

Investor Contact

Clare Trachtman, (224) 948-3085

BAXTER APPOINTS PATRICIA MORRISON AND AMY WENDELL TO ITS BOARD

•	Addition of industry veterans reflects ongoing board refreshment efforts and commitment to further diversification

•	Morrison’s vast information technology expertise will advance Baxter’s digital health strategies

•	Wendell’s BD experience will enhance company’s ongoing transformation and evaluation of inorganic growth opportunities

DEERFIELD, Ill., DECEMBER 6, 2018 — Baxter International Inc. (NYSE:BAX), a leading global medical products company, today announced it has appointed Patricia B. (Patty) Morrison, former Cardinal Health executive vice president and chief information officer, and Amy A. Wendell, former Covidien senior vice president of strategy and business development, to its board of directors. These appointments will be effective Feb. 18, 2019, in conjunction with the next regularly scheduled meeting of the board, and will bring the total number of directors serving the company to 14. Ms. Morrison will serve on Baxter’s Audit Committee and Ms. Wendell will serve on its Quality, Compliance and Technology Committee.

“We are pleased to welcome Patty and Amy to Baxter’s board,” said José (Joe) E. Almeida, chairman and chief executive officer. “Their deep corporate leadership experience and differentiated expertise in their respective fields will enhance and further diversify our current board membership. I’m confident their contributions will advance our goal to deliver sustainable top-quartile performance for our shareholders and support our mission to save and sustain lives.”

Patricia B. Morrison

Ms. Morrison most recently served as executive vice president, Customer Support Services and chief information officer (CIO), of Cardinal Health, where she led global information technology (IT) operations, which included the transformation of multiple business segments, acquisition integration and digital strategy. Prior to Cardinal, Ms. Morrison served as CIO of both Motorola and Office Depot, Inc., and held senior-level IT positions at General Electric Co., PepsiCo, Inc., The Procter & Gamble Co. and The Quaker Oats Co. Ms. Morrison brings to Baxter more than a decade of public board service across six industries and currently serves on the boards of Aramark and Splunk Inc. She received her bachelor’s degrees in education, and mathematics and statistics, from Miami University.

Amy A. Wendell

Ms. Wendell is a senior advisor at Perella Weinberg Partners LP, consulting on strategy, corporate finance and investing practices in the healthcare industry. She previously served as senior vice president of strategy and business development at Covidien plc, where she led the company’s strategy and portfolio management initiatives and managed all business development activities. Ms. Wendell held prior roles of increasing responsibility at Covidien (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), from engineering to product management and business development. She currently serves on the boards of Hologic, Inc. and Axogen, Inc. Ms. Wendell earned her bachelor’s degree in mechanical engineering from Lawrence Technological University and her master’s degree in biomedical engineering from the University of Illinois.

About Baxter

Every day, millions of patients and caregivers rely on Baxter’s leading portfolio of critical care, nutrition, renal, hospital and surgical products. For more than 85 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers that make it happen. With products, technologies and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.

Baxter is a registered trademark of Baxter International Inc.

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